November 14, 2018

Dear Fellow hopTo Stockholders:

hopTo’s operating results for the third quarter and first nine months of 2018 were filed today in our Form 10-Q with the Securities and Exchange Commission (“SEC”). I encourage investors to read our 10-Q on the SEC website at www.sec.gov or when it becomes available at www.hopto.com as information contained in this quarterly letter is not a substititue for full SEC disclosure.

During the the third quarter of 2018, there were significant changes to the board of directors and executive management team following the annual meeting on August 23, 2018 as previously disclosed in our public filings with the SEC. The new directors bring a mix of software industry, mergers & acquisitions, tax, intellectual property and capital markets experience to the company that aligns well with our assets.

Additionally, I was appointed by the board as the CEO and interim CFO beginning on September 4, 2018. My firm, Novelty Capital is the largest stockholder of hopTo, therefore my interests are completely aligned with yours and I am focused solely on maximizing long-term shareholder value. The new board and I are working toward implementing a new strategy and operational changes to accomplish this. We will keep you updated on our plans and progress through these quarterly letters and other updates as warranted.

Turning to the financials, our reported results for the third quarter 2018 largely reflect business operations prior to new leadership’s arrival. A summary of financial results is as follows:

●	Total revenue of $832,300 compred to $1,025,900 in the prior year period with the decline driven by a combination of lower orders and adoption of the new revenue recognition standards

●	Total operating expenses of $825,900 compared to $677,900 in the prior year period with the increase driven by higher accounting and legal fees from the filing of the S-1 and annual meeting

●	Net loss of ($28,300) compared to net income of $253,600 in the prior year period

●	Cash and cash equivalents was $756,300 as of September 30, 2018 compared to $1,015,400 in the prior year period

GraphOn, which at this point is our sole operating business, sells application publishing software under the brand name GO-Global, accounted for all of our revenues in the quarter. The GraphOn team is on track to release a new version of the software called GO-Global 6.0 prior to the end of 2018. We believe this release and accompanying brand refresh will be welcomed by customers and will help to further stabilize operating results going forward.

Since the end of the third quarter, we have been focused on laying the groundwork for hopTo to pursue future growth opportunities. These efforts have included:

●	aligning hopTo’s cost structure with that of its current operations,

●	rebranding initiatives since hopTo operations ceased in 2016,

●	reviving efforts to sell or dispose of the remaining portfolio of 49 patents, and

●	preserving hopTo’s ability to use its net operating loss carry-forwards.

In closing, I want to thank you for your support and I look forward to updating you on future progress.

/s/ Jonathon R. Skeels
Jonathon R. Skeels
Chief Executive Officer